Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Jive Software, Inc.:
We consent to the use of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Jive Software, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.
/s/ KPMG LLP
Portland, Oregon
February 29, 2016